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CERTAIN CONFIDENTIAL MATERIAL CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS,
HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                                                   EXHIBIT 10.5


                            LEASE OVERRIDE AGREEMENT

     This Lease Override Agreement (this "AGREEMENT") is made this 26th day of January 2001 between HOOPESTON FOODS DENVER CORP., a Delaware corporation (the "HFDC") and STOKES CANNING COMPANY, a Colorado corporation ("STOKES").


                                    RECITALS

     WHEREAS, concurrent with the execution of this Agreement, the parties hereto are also entering into various other agreements listed on Schedule 1 hereto (the "Other Agreements");

     WHEREAS, the parties have agreed that as additional consideration for STOKES entering into the Other Agreements, and all other documents and agreements entered into by and between the parties hereto related to the transactions contemplated therein (collectively, the "TRANSACTION AGREEMENTS"), HFDC agrees to make the Lease Override Payments to STOKES pursuant to the terms and conditions contained herein.

     NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1.     Payment of the Lease Override Payments:

Section 1.1. In addition to the amounts required to be paid by HFDC to Stokes under the Transaction Agreements, HFDC shall pay to STOKES an additional annual amount calculated pursuant to Section 1.2 below (the "LEASE OVERRIDE
PAYMENTS"). In the event Stokes breaches any of the Other Agreements and (i) fails to cure such breach within 30 days after receipt of written notice from HFDC describing such breach (if Stokes is diligently attempting to cure the breach and the nature of the breach requires longer than 30 days to cure, the cure period shall be extended to allow a reasonable additional period of time to cure the breach) and (ii) such breach results in monetary damages to HFDC or materially impacts the ability of HFDC to conduct the business contemplated by the transactions of which are the subject of this Agreement and the Other Agreements, HFDC shall have the right to first, offset its monetary damages against the Lease Override Payments and, if there remains any additional monetary damages incurred by HFDC and HFDC was unable to be made whole after the offset of the Lease Override Payments, then HFDC may offset any payments due Stokes pursuant to the Lease Agreement for the Plant.

Section 1.2.   The Lease Override Payments shall be calculated as follows:

               the "EBITDA OF HFDC" (as defined below)

TIMES          [                         *
                      ]

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"EBITDA OF HFDC" shall mean the earnings (net sales less operating expenses) of the business activities conducted by HFDC at the Denver Plant before interest, income taxes, depreciation and amortization, computed in accordance with generally accepted accounting principles consistently applied.

     Section 1.3. For each year this Agreement is in full force and effect, HFDC shall compute the amount of EBITDA based on its audited annual financial statements that are sent to HFDC's senior lender. HFDC shall make the Lease Override Payments to STOKES within thirty (30) days after the receipt of the HFDC annual audited statement from its independent public accountants (the "Audited Statement"). All Lease Override Payments due hereunder shall be made to STOKES by wire transfer in accordance with instructions from Stokes.

     Section 1.4. Concurrent with each Lease Override Payment due STOKES hereunder, HFDC shall provide STOKES with a copy of its Audited Statement along with a letter from its independent public accounting firm setting forth a detailed calculation of the Lease Override Payment due STOKES for the previous full fiscal year. Upon written request by STOKES, HFDC shall provide STOKES with such additional supporting documentation, work papers and other records necessary for STOKES to verify the calculation of the Lease Override Payments at STOKES' sole cost and expense. If STOKES disputes HFDC's calculation of the Lease Override Payment and the parties are unable to amicably resolve such dispute within thirty (30) days from the date STOKES notifies HFDC in writing of its disagreement with the calculation, the parties shall submit such dispute to a mutually agreeable accounting firm for resolution. The decision of the accounting firm shall be final and binding on the parties. The parties shall equally share the fees and expenses of the accounting firm used to resolve the dispute.

     Section 1.5. Upon the closing of the transactions contemplated by this Agreement and the Other Agreements, Stokes shall provide a detailed accounting of the vacation accruals for each of the former Stokes employees hired by HFDC. Stokes shall give HFDC a dollar-for-dollar credit against the payments due Stokes pursuant to this Agreement equal to the aggregate amount of vacation time accruals for the former Stokes Employees hired by HFDC.

     Section 1.6. Within thirty (30) days after the end of each fiscal year for which STOKES is entitled to receive a Lease Override Payment, HFDC shall request that its senior lender (LaSalle Bank, N.A. as of the date hereof), permit HFDC to make the Lease Override Payments more frequently than on an annual basis. If HFDC's senior lender permits more frequent payment of the Lease Override Payments, then HFDC and STOKES shall cooperate in good faith to develop a procedure for calculation and payment of the Lease Override Payments.

Section 2.     Confidentiality.

     As further consideration of HFDC entering into this Agreement, STOKES agrees that during the period of time STOKES is entitled to receive Lease Override Payments from HFDC pursuant to the terms hereof, STOKES shall not disclose or make any use of, for its own benefit or for the benefit of a business or entity other than HFDC, any secret or confidential information, customer lists, and lists of prospective customers, or any other information of or pertaining to HFDC, its business, products, financial affairs, customers or prospective customers, or services not generally known within HFDC's trade and which was acquired by STOKES and its employees, agents, shareholders and officers and directors during STOKES' affiliation with HFDC, other than disclosures to STOKES' lender, Wells Fargo Credit, Inc. or its assigns.

Section 3.  Miscellaneous Provisions.

3.1 Notices. Any notice under this Agreement shall be in writing and shall be effective when actually delivered in person, by overnight courier service or by fax, or three days after being deposited in the United States mail, registered or certified, postage prepaid and addressed to the party at the address stated below or such other address as either party may designate by written notice to the other.

     If to HFDC:
                                  HFDC
                                  Two Appletree Square
                                  Bloomington, MN 55425
                                  Attention: John Steele
                                  Fax: 952-854-6874

     If to STOKES:
                                  STOKES
                                  475 17th Street, Suite 790
                                  Denver, CO 80202
                                  Attention: James Lewis
                                  Fax: 303-296-2088

or at any other address as any party may, from time to time, designate by notice given in compliance with this section.

3.2  Time.  Time is of the essence of this Agreement.

3.3 Survival. Termination of this Agreement shall not affect the rights or obligations of the parties that arise prior to the termination.

3.4 Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision. For any waiver to be effective, it must be in writing signed by the party to be charged therewith. The waiver by either party of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

3.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and/or permitted assigns of the parties hereto. Neither party may assign its rights, or delegate its duties hereunder, to any third party without the prior written consent of the other party hereto, which shall not be unreasonably withheld.

3.6 Breach; Attorneys' Fees and Costs. A party shall be in breach of this Agreement upon (i) any failure to perform any of its obligations hereunder and such failure is not

                                       3
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cured within 10 days after written notice of such breach from the other party or (ii) any failure to perform any obligations under the Other Agreements and such failure is not cured within any applicable cure periods set forth in the Other Agreements. In the event of a breach of any of the terms, provisions, or conditions of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and court costs (both at the trial and appellate level) incurred in connection with the enforcement or any action hereunder.

3.7 Governing Law and Forum Selection. This Agreement shall be governed by the laws of the State of Colorado (without regard to its conflicts of law principles). Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state courts of the State of Colorado or federal courts, sitting in Denver County, Colorado. Each party irrevocably and unconditionally waives: (a) any objection which it may now or hereafter have to venue in any such court; and (b) any claim that any action or proceeding brought in such court has been brought in an inconvenient or improper forum.

3.8 Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that this Agreement or any section thereof was drafted by said party.

3.9 Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

3.10 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

3.11 Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

3.12 Modification Must Be in Writing. This Agreement may not be changed orally. All modifications of this Agreement must be in writing and must have been signed by each party.

3.13 Agreement Binding. This Agreement shall be binding upon the successors and permitted assigns of the parties hereto.

3.14 Further Action; Cooperation on Tax Issues. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement. The parties shall cooperate with each other in taking such actions as may be reasonably necessary to minimize the tax consequences to each party as a result of the transactions herein.

3.15 Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

3.16 Facsimile Signatures. Facsimile transmission of any signed original document, and the retransmission of any signed facsimile transmission, shall be the same as delivery of

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the original signed document. At the request of any party, a party shall confirm documents with a facsimile transmitted signature by signing an original document.

3.17 Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

3.18 Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

     The parties have executed this Agreement by their duly authorized representatives effective as of the date first set forth above.

HOOPESTON FOODS DENVER CORP.


/s/ John L. Steele
---------------------------------------
By:  John L. Steele
Its: President and CEO


STOKES CANNING COMPANY

/s/ James E. Lewis
---------------------------------------
By: James E. Lewis
Its: CEO



LeaseOverriderAgr


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                                   SCHEDULE 1

                            List of Other Agreements

1. Lease Agreement for the Plant.

2. Equipment Lease Agreement for Seller's equipment located at the Plant.

3. Co-Pack Agreement for Buyer to co-pack Seller's branded products.

4. License Agreement for Buyer to license the use of permits, licenses, recipes and other intangible assets of Seller that are in use at the Plant.

5. Non-Branded Inventory Sales Agreement.

6. EBITDA Overview Committee Agreement.









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EXHIBITS WILL BE PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION ON REQUEST